Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources Announces Management Change

Houston, TX – November 29, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced that Michael Aldridge has submitted his resignation as Executive Vice President and Chief Financial Officer. The effective date of Mr. Aldridge’s resignation is December 16, 2013.

Thomas Cooke, Chairman and Chief Executive Officer, stated, “Mike notified us that he had received an offer to join a funded early stage venture and would be resigning to pursue that opportunity. With the recent addition of John Ebert as Vice President – Finance and Business Development, we have no present plans to fill the CFO position but, with Mike’s assistance in the transition, anticipate that our existing finance and accounting team will ably assume the functions of that position. We are sorry to see Mike leave and appreciative of his services to Saratoga and in facilitating a seamless transition and wish him well in his new endeavor.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover 52,102 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

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